Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-223089) of Warner Chilcott Limited of our report dated February 18, 2020 relating to the financial statements and financial statement schedule of Warner Chilcott Limited, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

February 18, 2020